Exhibit 99.1

Contact: Roy L. Morrow (216) 383-4893 Roy_Morrow@Lincolnelectric.com

Christopher L. Mapes Named Chief Operating Officer at Lincoln Electric

CLEVELAND, Ohio, USA, August 1, 2011 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that Christopher L. Mapes has been elected Chief Operating Officer of the Company, effective September 1st.

Mr. Mapes is currently a member of the Company’s Board of Directors and will retain his seat on the Board. He will also become a member of the Company’s executive management team. As COO, Mr. Mapes will have responsibility for all of Lincoln Electric’s businesses, including the North American segment, the International segments and the Harris Products Group segment, with Presidents for those units reporting to him. He will also take on responsibility for the Company’s global product development initiatives.

In making the announcement, John M. Stropki, Chairman and Chief Executive Officer, said: “As we continue our rapid international growth, we must simultaneously grow our global talent pool. I can’t think of a better individual than Chris Mapes to add to our already stellar and experienced leadership team. Chris brings years of successful operations, sales and marketing experience, and his global business background and insights have already added value to our well-rounded and solid Board of Directors. As a Lincoln Electric executive, Chris will greatly enhance our efforts to profitably grow our worldwide businesses.”

Mr. Mapes has 25 years of experience and more than 15 years of profit and loss leadership experience for worldwide industrial manufacturing and distribution companies, most recently as Executive Vice President of the A.O. Smith Corporation and President of its Electrical Products unit. A.O. Smith is a $2 billion global leader in the manufacture of water heaters, water treatment and electric motors (AOS/NYSE). He has been President of the Electrical Products business since 2004, a global manufacturer of fractional horsepower, hermetic and integral horsepower electric motors for residential, commercial and industrial applications.

-more-

Christopher L. Mapes Named Chief Operating Officer at Lincoln Electric            -2-

Mr. Mapes holds a Bachelor of Science degree from Ball State University, a law degree from the University of Toledo (Ohio) and an MBA from Northwestern University’s Kellogg Graduate School of Management. In addition to the Lincoln Electric Board, Mr. Mapes serves as a board member of the Greater Dayton YMCA.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and holds a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 43 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s periodic reports.